Exhibit 10.5

TERMS AND CONDITIONS

of the

STOCK OPTION PLAN

relating to

depositary receipts for shares in the capital of:

LAVA THERAPEUTICS B.V.

ANNEXES

Annex 1	Articles of Association of the Foundation

Annex 2	Trust Conditions of the Foundation

Annex 3	Form of Exercise Notice

Annex 4	Form of Option Agreement

PREAMBLE:

A.

For the purpose of attracting, retaining and motivating selected current and future Employees, consultants and/or other nominees for the purposes of encouraging and rewarding their contributions to the performance of LAVA Therapeutics B.V. (the Company) and for the purposes of aligning their interests with the interests of the Company’s shareholders, the Company wishes to operate this incentive scheme whereby Options may be granted to Participants from time to time under the terms and conditions of this option plan (the Option Plan).

B.

This Option Plan, setting out the general terms and conditions of this master Option Plan award, will serve as a framework, while a separate option agreement governing the grant of Options will be concluded between the Company and each Participant.

C.	The Grant of an Option will give the Participants the right to acquire a number of Depositary Receipts during the Exercise Period, upon payment of the Exercise Price.

D.

Any and all rights and obligations that arise from the grant and exercise of Options between the Company and the Participants are governed by this Option Plan, as applicable from time to time, and the individual Option Agreements.

EMPLOYEE STOCK OPTION PLAN

Article 1. Definitions

1.1	In this Option Plan, the following definitions will apply unless explicitly expressed otherwise:

Additional Shares:	set forth in Article 6.1;

Annex:	an annex to this Option Plan;

Article:	an article of this Option Plan;

Articles of Association:	the articles of association of the Foundation, attached hereto as Annex 1;

Bad Leaver:	set forth in Article 13.1;

Bad Leaver Price:	an amount equal to the lesser of (i) 25% of the fair market value of the relevant Depositary Receipts, and (ii) the Exercise Price paid for such Depositary Receipts by the Participant;

Board:	the board of statutory directors (statutair bestuurders) of the Company;

Cause:	(a) a Participant committing an act of fraud against the Company or a company of the Group, or (b) a Participant committing an act or omission that qualifies (or would qualify if the Participant was an Employee) as an urgent cause (dringende reden) set forth in section 7:678 DCC;

Company:	LAVA Therapeutics B.V., a private company with limited liability (een besloten vennootschap met beperkte aansprakelijkheid), with its statutory seat in ‘s-Hertogenbosch, and its office address at Onderwijsboulevard 225, 5223 DE ‘s-Hertogenbosch;

Date of Grant:	the date on which the Option is granted to the Participant;

DCC:	Dutch Civil Code (Burgerlijk Wetboek);

Depositary Receipt(s):	one or more depositary receipt(s) for ordinary shares (certificaten van aandelen) in the capital of the Company, each with a nominal value of EUR 0.01 (one Eurocent);

Director:	a member of the Board;

Effective Date:	has the meaning set forth in Article 3;

Employee:	any individual who is employed by the Company or a company within the Group;

Exercise Notice:	the notice pursuant to which a Participant may exercise any Vested Options, attached hereto as Annex 3;

Exercise Period:	the period in which the Participant can exercise its Vested Option as determined by the Board (as described in the written notice of the Board, sent by the Board in accordance with Article 8.6), being at least 10 business days;

Exercise Price:	the price per Share at which a Vested Option may be exercised, as specified in the Option Agreement, as determined by the Board subject to the prior approval of the Supervisory Board;

Foundation:	the foundation: Stichting Administratiekantoor Lava Therapeutics, a foundation (stichting), with its statutory seat in Den Bosch and its office addres at Onderwijsboulevard 225, 5223 DE ‘s-Hertogenbosch;

GM:	the general meeting (algemene vergadering) of the Company;

Good Leaver:	set forth in Article 13.3;

Grant:	means the grant of one or more Options;

Group:	all subsidiaries and affiliated companies of the Company, as may change from time to time;

Liquidity Event:	either:

(i) the liquidation or bankruptcy of the Company;

(ii) the dissolution of the Company;

(iii) the sale of all or substantially all of the Company’s assets;

(v)   a merger or consolidation of the Company with any other company as a result of which the Shareholders own less than 50% (fifty percent) of the issued and outstanding capital in the surviving entity;

(vi) a sale of more than 50% (fifty percent) of the then outstanding shares in the Company by a trade sale or otherwise, however excluding an initial public offering; or

(viii) a distribution of a dividend (i.e. no repayment of nominal share capital or share premium) to holders of shares that are the same class as the Shares as a result of lease or licensing out of all or a substantial part of the Company’s assets resulting in the Company no longer exclusively controlling such asset;

Option:	means the right to acquire during the Exercise Period one Depositary Receipt against payment of the Exercise Price subject to the terms and conditions of this Option Plan and the Option Agreement;

Option Agreement:	the signed written agreement between the Participant and the Company, with respect to each Option granted to a Participant, setting forth the terms and conditions of the Option, substantially in the form attached hereto as Annex 4;

Option Period:	the period in which the Option remains valid, running as of the Date of Grant and ending on any such date specified in the Option Agreement;

Option Plan:	this option plan, as may be amended from time to time;

Participant:	an Employee, Director, Supervisory Director, consultant or other nominee to whom an Option has been granted under this Option Plan;

Purchase Price:	set forth in Article 8.7;

Share(s):	one or more ordinary shares in the capital of the Company, each with a nominal value of EUR 0.01 (one Eurocent);

Shareholders:	the holders of legal title to one or more shares in the capital of the Company;

Supervisory Board:	the supervisory board (raad van commissarissen) of the Company;

Supervisory Director:	a member of the Supervisory Board;

Termination Date:	means the date on which an Option may no longer be exercised, namely the end of the Exercise Period as described in the written notice of the Board, sent by the Board in accordance with Article 8.6;

Total and Permanent

Disability:	the mental or physical disability, whether occupational or non-occupational in cause, which satisfies such definition in the applicable national legislation pertaining to persons with disability;

Trust Conditions:	the terms and conditions that govern the issue, transfer and deposit of the Depositary Receipts and the rights and obligations for the holders of Depositary Receipts (administratievoorwaarden), attached hereto as Annex 2;

Vested:	means the occasion upon which an Option can be exercised in accordance with this Option Plan; and

Vesting Date:	means the date on which an Option starts to vest.

1.2	In this Option Plan, headings are inserted for convenience purposes only. They shall not affect the interpretation of this Option Plan.

1.3	Unless the context requires otherwise, words denoting the singular shall include the plural and vice versa. Words denoting one gender shall include the other gender.

1.4

English language words used in this Option Plan intend to describe Dutch legal concepts only and the consequences of the use of those words in English law or any other foreign law shall be disregarded.

Article 2. Option Plan

2.1	The Company wishes to grant Participants Options, subject to the terms and conditions set forth in this Option Plan and in the Option Agreement.

2.2	This Option Plan enables Participants to benefit from the anticipated future growth and success of the Group.

2.3

This Option Plan shall relate to no more than a percentage of the financial rights attached to the share capital of the Company, as set out in the shareholders’ agreement regarding the Company dated 31 January 2018 (as may be amended from time to time).

Article 3. Effective Date

This Option Plan is, subject to prior approval of the Supervisory Board, effective as 31 January 2018 (the Effective Date).

Article 4. Authority of the Board

4.1

This Option Plan shall be administered by the Board and the Board shall, with the prior approval of the Supervisory Board, have all the power and authority necessary for the (execution of the) Option Plan, subject to the terms and conditions hereof.

4.2	The Board shall, with the prior approval of the Supervisory Board, have the authority, on behalf of the Company, to:

i)

prescribe, amend and rescind rules and regulations relating to this Option Plan unless, with respect to any Option previously granted to the Participant and without his or her consent, such action would adversely materially affect the rights or position of the Participant in that respect;

ii)	construe and interpret this Option Plan, any Option Agreement and any other agreement or document executed pursuant to this Option Plan;

iii)	make all other determinations deemed necessary or desirable for the administration of this Option Plan.

4.3

The Board’s interpretation and construction of any provision of this Option Plan, of any Option granted under this Option Plan or of any Option Agreement shall be final and binding on all persons claiming an interest in an Option granted under this Option Plan. The Board, the Supervisory Board and/or the Company shall not be liable for any action or determination made in good faith with respect to this Option Plan.

4.4	This Option Plan was approved by the Supervisory Board on [16 May 2018]. Any future material modifications of this Option Plan require the prior approval of the Supervisory Board.

Article 5. Eligibility and Participation

5.1

Employees, Directors, Supervisory Directors, consultants, but also other persons, may become Participants to this Option Plan. The Board shall have complete discretion to select Participants (not being Supervisory Directors) who are eligible for participation, it being understood that such determination and granting of Options shall be subject to the prior approval of the Supervisory Board when it concerns the determination of eligible Employees, Directors, consultants and other persons not being Supervisory Directors. The GM shall have complete discretion to select the Supervisory Directors that are eligible for participation and to determine the size of their Grant. Options may be granted to a Participant upon the commencement of his/her engagement and/or may be granted on regular, periodical basis.

5.2

A Grant in one year does not create rights for future years. A Grant does not qualify as a term of employment for Employees and shall not be included in the calculation of any termination payment for an Employee. Neither this Option Plan nor the grant of Options under the Option Agreement shall confer upon the Participant any right to receive additional or future Options or similar rights.

5.3

This Option Plan shall not at any time affect the rights of the (shareholders of the) Company or a company within the Group to terminate such Participant’s status as an Employee, Director, Supervisory Director or consultant (whether with or without Cause).

Article 6. Foundation

6.1

In order to cover the exercise of Grants under this Option Plan, the Foundation might need to acquire additional Shares from the Company (the Additional Shares). Subject to the required approvals and corresponding resolutions, the Company shall, upon request of the Foundation, sell or issue such number of Shares to the Foundation as are needed to fulfil the Foundation’s obligations under this Option Plan. The issue and/or purchase price shall be determined prior to the issue or sale of the Additional Shares in accordance with the applicable tax regulations.

6.2

The Foundation shall issue one Depositary Receipt for each Share the Company has issued or issues to the Foundation (unless the Foundation wants to keep this Share temporarily in stock) under the conditions as laid down in this Option Plan as well as the Trust Conditions, as amended from time to time.

6.3	The Articles of Association are attached hereto as Annex 1 and the Trust Conditions are attached hereto as Annex 2.

6.4

The Supervisory Board shall be entitled to appoint and dismiss the administrators (bestuurders) of the Foundation, it being understood that there always need to be at least two administrators in office.

6.5	The aggregate par value of the Shares, title to which is held by the Foundation, will be equal to the aggregate par value of the Depositary Receipts, issued by the Foundation.

6.6	The holders of Depositary Receipts do not have meeting rights at the GM as referred to in section 2:227 DCC.

6.7

Under no circumstances shall a Participant be entitled to decertify (decertificeren) or demand decertification of his/her Depositary Receipts, unless explicitly provided for in this Option Plan, the Option Agreement, the Articles of Association or the Trust Conditions.

6.8

The Foundation shall be permitted to cancel the Depositary Receipts of the Participant if the Foundation is obliged to transfer the corresponding Shares pursuant to the shareholders’ agreement regarding the Company dated 31 January 2018 (as may be amended from time to time), to which the Foundation is a party. In case of any cancellation of Depositary Receipts of any Participant pursuant to this Article 6.8, the Depository Receipts may only be cancelled by the Foundation provided that the proceeds received by the Foundation are without any delay distributed to the Participant in accordance with the Articles of Association and the Trust Conditions.

Article 7. Depositary Receipts

7.1	Options granted under this Option Plan shall be granted only on Depositary Receipts.

7.2

The Depositary Receipts acquired upon exercise of the Option may not and cannot, without the prior written approval of the Board and the Supervisory Board, be assigned or transferred, unless in accordance with or otherwise provided for in this Option Plan (for instance in case of death of the Participant) and/or the Option Agreement and/or the Trust Conditions. The Depositary Receipts may not and cannot be pledged, encumbered or otherwise used for the purpose of creating security title or interest of whatsoever nature, without the prior written approval of the Board, subject to the prior approval of the Supervisory Board.

Article 8. Granting, vesting and terms of Options

8.1	Subject to Article 4 and Article 5, Options shall be granted by the Board, subject to prior approval of the Supervisory Board or the GM, as the case may be, to the Participants.

8.2	Each Grant shall be evidenced by a written Option Agreement, setting forth the specific terms and conditions pertaining to such Option.

8.3	An Option starts Vesting on the Vesting Date as specified in the Option Agreement, and Vests in accordance with the following vesting scheme:

i)	25% of the Options granted at any moment shall have Vested upon the first anniversary of the Date of Grant; and

ii)

the remaining 75% of the Options shall Vest with 2.083% per month and on a linear basis over a period of three years from the first anniversary of the Date of Grant (i.e. in total 50% upon the second anniversary of the Date of Grant and in total 62.5% six months after the second anniversary of the Date of Grant).

Should the Vesting result in an Option that entitles a Participant to a fraction of a Depositary Receipt, this fraction of a Depositary Receipt shall at the discretion of the Board, subject to the prior approval of the Supervisory Board either (i) be paid to the Participant in cash at fair market value, or (ii) be rounded down to the nearest number of Depositary Receipts.

8.4

Notwithstanding Article 8.3, the unvested Options held by Participants (other than Supervisory Directors) shall at the sole discretion of the Supervisory Board in whole or in part become Vested upon the occurrence of a Liquidity Event, provided that the Participant on the date that the Liquidity Event occurs still qualifies as an Employee, Director, consultant and/or another capacity it has when it received its Options. Unvested Options held by Supervisory Directors shall at the sole discretion of the GM in whole or in part become Vested upon the occurrence of a Liquidity Event, provided that the Supervisory Director on the date that the Liquidity Event occurs still qualifies as a Supervisory Director.

8.5	Each Option Agreement shall state the Exercise Price for the Depositary Receipts to which the Option pertains.

8.6

Only Vested Options can be exercised within an Exercise Period. Once a year in the month June and in any event also upon the expected occurrence of a Liquidity Event, the Board shall inform all Participants in writing of the possibility to exercise any Vested Options. A Participant may exercise an Option by delivering an Exercise Notice to the Company. A Participant exercising an Option shall pay the Exercise Price in conformity with Article 10. Any Depositary Receipts issuable upon the exercise of an Option shall be issued as soon as possible after the Board having received the duly executed Exercise Notice and in any event within 20 business days thereafter, provided the Exercise Price was paid by the respective Participant.

8.7

In the event of a Liquidity Event whereby a third party is involved, the Board may, with the prior approval of the Supervisory Board, decide that upon exercise of an Option by a Participant, the Depositary Receipts will not be issued to the Participant against payment of the Exercise Price, but instead (i) the Option will be cancelled without issuance of Depositary Receipts to the Participant on the condition that (ii) the Exercise Price is set off against the purchase price which purchase price the Participant would have received would he/she have sold his/her Depositary Receipts to a third party in case of a Liquidity Event (the Purchase Price) whilst (iii) the balance of the Purchase Price and the Exercise Price for his/her Depositary Receipts is transferred to a bank account in the name of the Participant as soon as reasonably possible.

The Board may, with the prior approval of the Supervisory Board, for reasons of efficiency (though at its sole discretion) decide to handle the exercise (including the Participant’s decision to exercise) of the Depositary Receipts in any alternative manner, provided however this alternative manner (i) does not materially adversely and financially affect the position of the Participant and (ii) is merely construed for cost or time-efficient, logistic and pragmatic reasons and does not negatively change the end result for the Participants e.g. the entitlement of the Participants to cash may not be converted into an entitlement to Shares and/or Depositary Receipts.

8.8

An Option granted to a Participant is strictly personal and shall be exercisable only by the Participant and shall neither be assignable nor transferable, unless in in accordance with or otherwise provided for in this Option Plan (for instance in case of death of the Participant) and/or the Option Agreement and/or the Trust Conditions. Any attempted assignment or transfer (not in accordance with or otherwise provided for in this Option Plan (for instance in case of death of the Participant) and/or the Option Agreement and/or the Trust Conditions) shall be deemed to be null and void and the Option shall lapse with immediate effect.

8.9

A Participant shall not have the rights of holders of depositary receipts, until the date of issuance of Depositary Receipts to the Participant. No adjustment shall be made for dividends (ordinary or extraordinary or whether in currency, securities, or other property), distributions or other rights accruing prior to the date of issuance of the Depositary Receipts to the Participant.

8.10

An Option Agreement may contain such other provisions as are deemed desirable by the Board provided these provisions are not inconsistent with the terms of this Option Plan, including but not limited to: restrictions on the exercise of Options, restrictions on the disposal of the Depositary Receipts, restrictions on continued ownership of Depositary Receipts following the date of termination of employment, submission by the Participant of such forms and documents as the Board may reasonably require, obligations for the Participant to mandatory sell the Depositary Receipts to a third party in case of a Liquidity Event (drag along rights), and/or procedures to facilitate the payment of the Exercise Price of an Option.

Article 9. Internal Reorganisation, takeover, merger and liquidation

9.1

In the event of an internal reorganisation, recapitalisation or refinancing of the Company and/or companies of the Group, the Board, subject to the prior approval of the Supervisory Board, may make or cause to make any adjustments to the Options such as but not limited to: the class and/or number of Depositary Receipts covered by this Option Plan, the number of Depositary Receipts for which each outstanding Option pertains, the Exercise Price of an Option and/or any other aspect of this Option Plan.

9.2

All adjustments described in this Article 9 shall be made by the Board, subject to approval of the Supervisory Board, in its complete discretion, and such determination shall be conclusive and binding on all Participants.

9.3

The Grant of an Option pursuant to this Option Plan shall not affect in any way the right or power of the Company to effectuate an internal reorganisation, recapitalisation, merger, takeover, refinancing or liquidation of the Group.

Article 10. Payment of the Exercise Price

10.1

Payment of the Exercise Price for any Depositary Receipts acquired pursuant to this Option Plan shall be made by the Participant via a bank transfer to the bank account of the Foundation or a third party bank account designated by the board of directors of the Foundation.

10.2

No other amounts than the Exercise Price, the taxes due (such as wage tax and income tax) and employee social security levies shall be payable by the Participant for obtaining the Options and for the administration thereof by the Foundation.

Article 11. Tax and social security levies

11.1	All applicable wage tax and employee social security levies in respect of the implementation and/or execution of this Option Plan shall be borne by the Participant.

11.2	The Company or the Group shall observe any obligation to withhold any personal tax and employee social security levies due in the Netherlands.

11.3

All fiscal and social security consequences resulting from the Option Plan are at the expense of the Participant in accordance with the provisions of clause 4 of the Exercise Notice. The Company or the Group may require the Participant to remit to the Company an amount sufficient to satisfy all withholding tax requirements (other than the withholding of personal tax and employee social security levies).

11.4

This Option Plan is governed by the applicable tax and social security legislation and regulations prevailing at the date of the adoption of this Option Plan by the Supervisory Board. If any tax and/or social security legislation or regulations are amended in the future and any tax or employee social security levies become payable, the costs and risks related thereto shall be borne by the Participant, unless otherwise decided by the Supervisory Board or the GM.

11.5

The Company shall be entitled to set off all taxes and employee social security levies as paid by the Company in connection with the exercise of any Option against any payment obligation it may have towards the Participants (such as the payment of the salary or management fee of the Participant).

11.6

The Participant indemnifies the Company and the Group for all of the Company and Group’s costs resulting from the fact that the Participant did not fully comply with its fiscal obligations in connection with the exercise of an Option, such as the payment of income tax (as far as applicable).

Article 12. Other Restrictions

12.1

This Option Plan does not form part of any employment agreement concluded between the Participant and the Company or a company within the Group, and shall not be construed to give any Participant the right to remain in the employ of the Company or a company within the Group.

12.2

Any benefits derived by the Participant under this Option Plan shall not be taken into account for the purposes of determining the Participant’s contribution or entitlement to benefits under any pension arrangement or for the purposes of determining any other claim for compensation the Participant may have against the Company or against any other company within the Group.

Article 13. Lapse of Options and transfer of Depositary Receipts

13.1

All Vested (but not yet exercised) and unvested Options of an Participant shall immediately lapse and be deemed cancelled on the earliest of the following events, in which case the Participant qualifies as a bad leaver (a Bad Leaver), without any prior notice being required and without any compensation being due by the Company:

i)	termination of the relationship of the Participant with the Company or a member of the Group for Cause;

ii)

termination of the employment agreement or the consultancy agreement of the Participant with the Company or a member of the Group on reasonable grounds (redelijke grond) as defined in section 7:669 subsection 3 sub clause (e) DCC;

iii)	a Participant having been convicted of a criminal offence punished by imprisonment; or

iv)

upon material violation by the Participant of the terms and conditions of (a) his relationship with the Company or a member of the Group (e.g. non-compete, non-sollicitation, confidentiality, etc.), (b) this Option Plan, (c) the Option Agreement, and/or (d) any other rules or regulations of the Company or a member of the Group that are applicable to the Participant.

13.2	If a Participant qualifies as a Bad Leaver:

i)

the Participant shall be obliged to transfer the Depositary Receipts it holds as a result of the exercise of an Option to the Company and the Company shall be entitled to repurchase such Depositary Receipts for the Bad Leaver Price. Such transfer shall take place within 2 weeks as from the date the Participant qualifies as a Bad Leaver; and/or

ii)	the Foundation shall be permitted to cancel the Depositary Receipts of the Participant against payment of the Bad Leaver Price for such Depositary Receipts.

13.3

A Participant qualifies as a good leaver (a Good Leaver) if the relationship of the Participant with the Company or a member of the Group is terminated for other reasons than would have qualified the Participant as a Bad Leaver.

13.4	If a Participant qualifies as a Good Leaver:

i)	the unvested part of an Option shall immediately lapse and be deemed cancelled without any prior notice being required and without any compensation being due;

ii)	the Participant is entitled to keep its Depositary Receipts it holds as a result of the exercise of an Option;

iii)

the Participant shall be entitled to exercise any Vested Options held by him/her within the next Exercise Period, subject to the condition that (a) the Participant informs the Company in writing – within a period of 4 weeks as from the date the Participant qualifies as a Good Leaver – that the Participant shall exercise its Vested Options within the next Exercise

Period and (b) the Participant having paid the Exercise Price to the bank account of the Foundation or a third party bank account designated by the board of directors of the Foundation (failing which, (a) and/or (b), any such Vested Options shall lapse and be deemed cancelled).

Notwithstanding the foregoing, in case of the death of the Participant:

iv)	this Article 13.4 shall be applicable to his/her legal successors (erfgenamen);

v)

the Depositary Receipts of the Participant and the right of the Participant to exercise any Vested Options in accordance with this Article 13.4 shall be acquired by his/her legal successors (erfgenamen) under a universal title of succession (onder algemene titel) in accordance with the terms and conditions of the Dutch applicable inheritance law; and

vi)	in such case, the term of 4 weeks mentioned in this Article 13.4 iii) above shall be extended to 8 weeks as of the death of the Participant.

13.5	The Participant shall not be entitled to compensation for any loss resulting from the expiration, cancellation or forfeiture of any Vested or unvested Options.

13.6	If an Option lapses, that lapsed Option shall cease to attribute any rights whatsoever to the Participant.

13.7	The Board is, subject to prior approval of the Supervisory Board, authorized to grant any Options that have lapsed to eligible Participants subject to the terms and conditions of this Option Plan.

Article 14. Notices

14.1

Notices pursuant to this Option Plan to be submitted to a Participant, shall be deemed to be addressed correctly if they have been sent to the address of the Participant as known by the human resources department of the Company or of the Group.

14.2

Any other notice or communication to be provided under this Option Plan shall be deemed to have been delivered: (i) on the date of hand delivery to the parties’ addresses as specified in the Participant’s Option Agreement or at such other delivery addresses which have been provided, which delivery is evidenced by a receipt signed by the receiving party; or (ii) on the date of expedition by registered mail to the parties’ addresses as specified in the Participant’s Option Agreement or at such other mailing address which has been provided.

Article 15. Conflict with Option Agreement

In case of a conflict between the provisions of an Option Agreement and this Option Plan, the provisions of the Option Agreement shall prevail. Any conflicting or inconsistent term of this Option Plan shall be interpreted and implemented by the Board in a manner consistent with the Option Agreement.

Article 16. Amendment or Termination of this Option Plan

The Board may decide revising, amending, suspending or terminating this Option Plan in whole or in part including, without limitation to correct any inconsistency, defect or omission in this Option Plan or in any Option granted under this Option Plan, provided that it has received the prior approval of the Supervisory Board.

Article 17. Entire Option Plan

This Option Plan constitutes the final written expression of the general terms of this Option Plan between the Participant and the Company relating to the subject matter contained herein and is the complete and exclusive statement of these terms. This Option Plan supersedes all prior documents with respect to such subject matter between the Participant and the Company.

Article 18. Confidentiality

By executing the Option Agreement, the Participant shall accept an obligation not to disclose any information regarding this Option Plan, or any information in connection therewith, unless the Participant is legally obliged to disclose such information by law or stock exchange regulations.

Article 19. General Provisions

19.1	Should any provision of this Option Plan be or become partly or entirely invalid, then this shall not affect the validity of the remaining provisions.

19.2	The Company shall bear the costs and expenses relating to the draft and execution of this Option Plan and related documents.

Article 20. Governing Law. Competent Court

20.1	This Option Plan shall be governed by and construed in accordance with the laws of the Netherlands.

20.2

The district court in Amsterdam, the Netherlands shall have exclusive jurisdiction over a dispute arising out of or in connection with this Option Plan, as well as over any claims to demand performance under this Option Plan.

ANNEX 2: TRUST CONDITIONS

Taylor Wessing

MZ/ED/1016827

AMENDMENT TERMS AND CONDITIONS OF ADMINISTRATION

Stichting Administratiekantoor LAVA Therapeutics

This day, the thirty-first day of January two thousand eighteen, appeared before me, Maarten Willem van der Zanden, civil law notary practising in Amsterdam, the Netherlands:

Mrs Gera van Luling, born in Haarlemmermeer, the Netherlands, on the twelfth day of February nineteen hundred sixty-two, employed and electing domicile in this matter at my, civil-law notary’s office (1082 LZ Amsterdam, the Netherlands, Parnassusweg 823),for the purpose of performing the legal acts stated below, in this matter acting as the authorised representative of the foundation:

STICHTING ADMINISTRATIEKANTOOR LAVA THERAPEUTICS, having its registered office in ‘s-Hertogenbosch (the Netherlands) and its business office at 5223 DE ‘s-Hertogenbosch, the Netherlands, Onderwijsboulevard 225, registered with the trade register of the Chamber of Commerce under number 68906021 (the “Foundation”).

•	The foundation is incorporated by deed executed on the second day of June two thousand seventeen before an assigned civil-law notary of Mr H.F.G. Stroom, civil-law notary in Eindhoven.

The articles of association of the foundation were lastly amended by deed on the thirty-first day of January two thousand eighteen before me, civil-law notary.

•

The terms and conditions of administration of the Foundation are adopted by deed executed on the second day of June two thousand seventeen before an assigned civil-law notary of Mr H.F.G. Stroom, civil-law notary aforementioned.

The terms and conditions of administration have not been amended since.

•

Based on article 10 paragraph 1 of the terms and conditions of administration of the Foundation, the terms and conditions of administration may be amended by a decision of the board of the Foundation, with due observance of the provisions of the articles of association of the Foundation regarding an amendment of the Articles of Association of the Foundation.

•

The board of the foundation has resolved on the thirtieth day of January two thousand eighteen to (i) amend the terms and conditions of administration of the foundation as stated hereinafter and (ii) authorize the appearer to execute this deed, which resolutions appear from the board resolution attached to this deed as Annex.

ln order to carry out the (legal) acts contemplated in the board resolution, the appearer, acting in the aforementioned capacity, declares to amend the terms and conditions of administration of the Foundation as foIIows:

1

Taylor Wessing

TERMS AND CONDITIONS OF ADMINISTRATION

Definitions

For the purposes of these terms and conditions of administration, the terms listed below shall be defined as follows:

Foundation:

Stichting Administratiekantoor LAVA Therapeutics, a foundation (‘een stichting’) organized and existing under the laws of the Netherlands, having its seat in ‘s-Hertogenbosch (the Netherlands), with address 5223 DE ‘s-Hertogenbosch (the Netherlands), Onderwijsboulevard 225;

Bad Leaver:

A Participant to whom one or more of the following events applies:

i) termination of the relationship of the Participant with the Company for Cause;

ii) termination of the employment agreement or consultancy agreement of the Participant with the Company on reasonable grounds (redelijke grand) as defined in clause 7:669 subsection 3 sub clause (e) Dutch Civil Code;

iii) a Participant having been convicted of a criminal offence punished by imprisonment;

iv) upon material violation by the Participant of the terms and conditions of (i) his relationship with the Company (e.g. non-compete, non-sollicitation, confidentiality, etc.), (ii) the ESOP (incl. the option agreement) and/or any other rules or regulations of the Group that are applicable to the Participant, unless otherwise defined in the ESOP;

Board:	the Foundation’s board (bestuur);

Cause:

i) a Participant committing an act of fraud against a company of the Group, or

ii) a Participant committing an act or omission that qualifies (or would qualify if the Participant was an employee) as an urgent cause (dringende reden) set forth in article 6:678 DCC; unless otherwise defined in the ESOP

Shares:	the ordinary shares in the Company;

Company:	LAVA Therapeutics B.V., a private limited liability company (‘besloten vennootschap met beperkte aansprakelijkheid’) organized and existing under the laws of the Netherlands, having its corporate seat at ‘s-Hertogenbosch (the Netherlands), with address 5223 DE ‘s-Hertogenbosch (the Netherlands), Onderwijsboulevard 225, registered with the trade register under number 65335740;

Depositary Receipts:	the rights acquired vis-a-vis the Foundation pursuant to the transfer of title to Shares to the Foundation for the purpose of administration by the Foundation;

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ESOP:	the employee stock option Plan of the Company, and the relevant option agreement entered into with the Participant, both as amended, modified, supplemented or restated from time to time in accordance with their terms;

Group:	all subsidiaries and affiliated companies of the Company, as may change from time to time;

Participant:	any employee, director, consultant or other person related to the Company or to any other legal entity the Company is affiliated with in a group, who holds and/or acquires Depositary Receipts;

Exercise Price:	the price per Depositary Receipt payable at the time of an issuance of Depositary Receipts in accordance with the ESOP, which includes the par value of the Depositary Receipts;

Meeting right:	the right to attend and address the general meeting of the Company, as set out in article 2:227 sub 4 of the Dutch Civil Code;

Terms and Conditions:	the terms and conditions of administration to which this deed relate;

Depositary receipts.

Article 1

1.

In consideration for acquiring title to the Shares for administration, the Foundation shall issue Depositary Receipts. The Depositary Receipts shall be numbered; their numbering shall be equal to the numbering of the corresponding Shares.

2.	The Foundation may acquire fully-paid up Shares and Shares that are not fully-paid up.

3.

The par value of the Depositary Receipts shall be equivalent to the par value of the Shares for which they have been issued. Depositary Receipts shall be proportionally adjusted in such manner as the Board acting in good faith shall deem appropriate for any increase or decrease in the number of issued Shares resulting from a stock split, reverse stock split, stock dividend, combination, or reclassification of shares, or any other increase or decrease in the number of issued Shares effected without receipt of cash consideration by the Company. Such adjustment shall be made by the Board, whose determination in that respect shall be final, binding, and conclusive. Except as expressly provided in this Article 1.3, no issuance by the Company of Shares of any class, or securities convertible into Shares of any class, shall affect, and no adjustment by reason thereof shall be made with respect to, the number or price of Depositary Receipts, unless otherwise determined by the Board.

4.	All Depositary Receipts shall be in registered form.

5.	Only the following persons can be a holder of Depositary Receipts:

a.	a Participant;

b.	the Foundation;

c.	the Company.

6.	Holders of Depositary Receipts shall not have Meeting right.

Register	of holders of Depositary Receipts

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Article 2

1.	The Board shall keep a register in which the names and addresses of all holders of Depositary Receipts shall be recorded.

2.	The register shall be regularly updated. Holders of Depositary Receipts shall be obliged to notify the Foundation of their address.

3.	The Board shall, upon request and free of charge, provide holders of Depositary Receipts with an excerpt from the register relating to their right to Depositary Receipts.

4.	The Board shall deposit the register at the Foundation’s registered office for inspection by the holders of Depositary Receipts.

Transfer restrictions

Article 3

No holder of Depositary Receipts may, directly or indirectly, sell, assign, transfer, pledge or otherwise encumber or dispose of, by operation of law or otherwise any Depositary Receipt or any interest therein, except as specifically required or permitted in the ESOP and the following paragraphs, unless the Board, subject to the prior approval of the Supervisory Board has given its written approval upfront.

Issue and (mandatory} transfer of Depositary Receipts.

Article 4

1.	The issuance and transfer of Depositary Receipts shall require a deed intended for such purpose.

2.	Depositary receipts can only be transferred with the prior approval of the Supervisory Board, and provided these were offered to the Foundation and the Company first.

3.

A Participant who becomes a Bad Leaver shall immediately be obliged to offer, sell and transfer its Depositary Receipts to the Company, and the Company shall immediately be entitled to be offered, purchase and accept the transfer of all Depositary Receipts of such Bad Leaver against payment of the lesser of (i) twenty-five percent (25%) of the fair market value of the Depositary Receipts, or (ii) the Exercise Price paid for such Depositary Receipts by the Participant.

4.

In case of death, granting of suspension of payments, liquidation, merger, demerger, bankruptcy, placement under receiver- or guardianship and annulment of marriage (or similar) of a holder of Depositary Receipts and all other situations in which a holder of Depositary Receipts loses its control over its assets or estate, the holder of Depositary - Receipts shall be obliged to offer its Depositary Receipts to the Company and the Foundation. There is no obligation on the Company and the Foundation to purchase those Depositary Receipts.

5.

In case the parties involved cannot agree on the fair market value of Depositary Receipts, the Supervisory Board shall be permitted to request the chairman of the Netherlands Institute of Register Valuators to appoint an independent register valuator to determine the fair market value.

Dividends and other distributions

Article 5

1.	The Foundationshall collect the dividends as well as all other distributions on the Shares.

2.	Immediately upon receipt, the Foundation shall make the dividends and other distributions payable to the holders of Depositary Receipts.

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3.	If the Company issues bonus Shares or stock dividends, they shall be administered by the Foundation in consideration for the issue of Depositary Receipts to the holders of Depositary Receipts.

4.

If the Company’s distribution on the Shares shall, at the shareholder’s option, be in cash or in any other form, the Foundation shall as soon as possible give the holders of Depositary Receipts the opportunity to inform the Foundation of their choice in writing no later than on the fourth day prior to the day on which the Foundation must have reported such choice to the Company. If the holders of Depositary Receipts fail to timely inform the Foundation of their choice in writing, the Foundation shall report to the Company that the relevant distribution must be made in cash.

5.

If the Company is liquidated, the final distributions on the Shares shall immediately upon receipt be paid by the Foundation to the holders of Depositary Receipts, while the Depositary Receipts shall be cancelled at the same time. Paragraph 2 of this article applies mutatis mutandis.

Issue and transfer of Shares.

Article 6

1.

If the Company issues new Shares, the Foundation shall waive its pre-emptive rights and the holders of Depositary Receipts shall have no corresponding pre-emptive rights to Depositary Receipts for those Shares, nor have they rights in case the Company grants rights to subscribe for shares.

2.

In case Shares are offered under the transfer restrictions (which may at any time apply in the case of a proposed sale or allocation of Shares), the Foundation shall waive its right of first refusal and the holders of Depositary Receipts shall have no corresponding rights to Depositary Receipts for those Shares.

3.

If the Foundation is obliged or entitled to transfer any Shares to a third party on the basis of the shareholders agreement concerning the Company, the Foundation shall only be permitted to do so if the corresponding Depositary Receipts are cancelled and any proceeds received by the Foundation for such Shares (excluding escrowed amounts) are paid out immediately to the Depositary Receipt Holders.

4.	The Foundation shall not be permitted to transfer or encumber any Shares except in accordance with these Terms and Conditions.

Exercise of voting rights and meeting right

Article 7

The voting and meeting rights attached to the Shares shall be exercised by the Foundation at its sole discretion, with due observance of the statutory provisions, the Foundation’s articles of association, these Terms and Conditions, the articles of association of the Company and the ESOP.

Meetings of Depositary Receipt Holders

Article 8

1.

A meeting of holders of Depositary Receipts shall be held as often as the Board determines. The Board shall be obliged to convocate a meeting of holders of Depositary Receipts if one or more holders of Depositary Receipts consisting of at least ten percent of all Depositary Receipts so request in writing including the subjects to be discussed at such meeting.

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2.	If the Board does not convocate such meeting within four weeks thereafter, then each holder of Depositary Receipts is authorized to convocate such meeting.

3.

A meeting of Depositary Receipt holders is convocated in writing and shall include the subjects to be discussed at such meeting. The convocation takes place no later than the eighth day before the day of such meeting.

Article 9

Prohibited Activities

A holder of Depositary Receipts shall, during the term of his employment or consultancy agreement and for a period of 12 (twelve) months after the date of termination of his employment or consultancy agreement, not directly or indirectly (a) engage in and/or be concerned with activities related to the development of mono- and multispecific therapeutic compounds targeting the Vy9Vo2 T-cell receptor and/or CD1d receptor and/or other therapeutic compounds in preclinical and/or clinical development by the Company at the time of termination, or (b) engage, employ, solicit, entice others to solicit or contact, with a view to hiring or engaging, employees employed by the Company at any time during such twelve (12) month period.

Costs

Article 10

The costs associated with the administration under these Terms and Conditions shall be borne by the Foundation.

Termination of administration

Article 11

1.	A holder of Depositary Receipts shall not have the right to demand the Foundation to terminate the administration of the Shares.

2.	The Foundation may at any time terminate the administration of the Shares, provided that such termination may only take place:

(i)	with regard to all Shares held by the Foundation as a result of which, the Shares shall be transferred to the relevant holders of Depositary Receipts;

(ii)	with regard to all Shares of which the Depositary Receipts are held by the Company as a result of which, the Shares shall be transferred to the Company;

(iii)	with regard to all Shares held by the Foundation, in case of a Liquidation Event (as defined in the ESOP) in which case the Depositary Receipts shall be cancelled at the same time;

(iv)

with regard to one or more Depositary Receipts held by any Participant if he/she is a Bad Leaver, against payment to the Participant of the lesser of (i) twenty-five percent (25%) of the fair market value of the Depositary Receipts, or (ii) the Exercise Price paid for such Depositary Receipts by the Participant.

3.

For the purpose of paragraph 2, termination of administration shall not include the transfer of title to the shares for administration to another institution as referred to in article 10.4 of the Foundation’s articles of association.

Amendment to these Terms and Conditions

Article 12

1.	The Foundation may amend these Terms and Conditions of administration.

2.	An amendment to these Terms and Conditions shall not be effective until it is recorded in a notarial deed. Every member of the Board shall have authority to sign such deed.

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Final provision

The appearer is known to me, civil-law notary.

WHEREOF THIS DEED was executed in Amsterdam (the Netherlands) on the date stated in the preamble hereof. I, notary, stated and explained the gist of the deed to the appearer. The appearer declared not to appreciate a full reading of the deed and to have taken note of the contents of the deed and agree to it. After being read out in part, this deed was subsequently signed by the appearer and by me, notary.

(signing follows)

ISSUED FOR CERTIFIED COPY

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ANNEX 3: EXERCISE NOTICE

LAVA Therapeutics B.V. (the “Company”)

Attention: the Management Board

Stichting Administratiekantoor LAVA Therapeutics

Attention: the Board

1.	Exercise of Option

Effective as of today, [Mr.] [Mrs.] [**], the undersigned (the “Participant”) hereby elects to exercise the Participant’s option to purchase                 depositary receipts for ordinary shares in the Company (the “Depositary Receipts”) under and pursuant to the employee stock option plan regarding the Company (the “Option Plan”) and the Option Agreement regarding depositary receipts for ordinary in the Company dated                 (the “Option Agreement”). Unless otherwise stated in this Exercise Notice, capitalized words in this Exercise Notice refer to the definitions set out in article 1 of the Option Plan.

2.	Representations of the Participant

The Participant acknowledges that the Participant has received, read and understood the Plan, the Trust Conditions of the Foundation and the Option Agreement. The Participant agrees to abide by and be bound by their terms and conditions.

3.	Rights as Depository Receipts holder

The Participant acknowledges that he/she acquires an economic and beneficial ownership interest in the growth and performance of the Company and that he/she will not have any voting or other control rights in the Company, and the Participant agrees to be bound by the Trust Conditions as adopted by the board of the Foundation as amended from time to time.

4.	Tax Consequences

The Participant acknowledges that all fiscal and social security consequences resulting from the Option Plan are at the expense of the Participant. The Company and/or any other relevant Affiliate shall be entitled to deduct from other compensation payable to the Participant any sums required by applicable tax and social security law. In the alternative, the Company and/or any other relevant affiliate may require the Participant to pay such sums for taxes and contributions to the Company and/or such other Affiliate. Also, in the event of retrospective collection of (additional) taxes or contributions, the Company or the other relevant Affiliate will recover these taxes or contributions, potential fines and interest from the Participant. The Participant will be responsible for timely and correct payment of all income related taxes and contributions due, based on applicable legislation and rules, and declares to be compliant with all legal obligations, and, notwithstanding the foregoing, acknowledges that the Company and/or any other relevant affiliate is authorized to take such other action as may be necessary in the opinion of the Company and/or any other relevant Affiliate to satisfy all obligations for the payment of such sums for taxes or contributions, potential fines and interest.

5.	Successors and Assigns

The Company may assign any of its rights under this Exercise Notice to single or multiple assignees, and this Exercise Note shall inure to the benefit of the successors and assignees of the Company. Subject to the restrictions on transfer herein set forth, this Exercise Note shall be binding upon the Participant and his or her heirs, executors, administrators, successors and assigns.

6.	Governing Law; Jurisdiction

This Exercise Notice shall be governed and construed by, and take effect in accordance with, the laws of the Netherlands. The district court in Amsterdam, the Netherlands shall have exclusive jurisdiction to settle any claim, dispute or matter of difference which may arise out of or in connection with this Exercise Notice. Should any provision of this Exercise Notice be determined by a court to be illegal or unenforceable, the other provisions shall nevertheless remain effective and shall remain enforceable.

7.	Notices

Any notice or other communication to be given hereunder shall be in writing, shall be deemed to have been duly served on, given to or made in relation to a Party if it is posted by registered post (aangetekend schrijven) addressed to that Party’s address as shown below beneath its signature, or to such other address as such Party may designate in writing from time to time to the other Party.

8.	Further Instruments

The Parties agree to execute such further instruments and to take such further action as may be reasonably necessary to carry out the purposes and intent of this Exercise Notice.

9.	Delivery of Payment

The Participant shall pay the Exercise Price and any applicable taxes prior to the issuance of the Depositary Receipts to a bank account to be designated by the Foundation or the Company (as the case may be).

10.	Entire Agreement

The Option Plan and Option Agreement are incorporated herein by reference. This Exercise Notice, the Articles of Association, the Trust Conditions, the Option Plan and the Option Agreement constitute the entire agreement of the Parties and supersede in their entirety all prior undertakings and agreements of the Company, the Foundation and the Participant with respect to the subject matter hereof.

Dated:

[Mr.] [Mrs.] [**]

By: